UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2012

AMERICAN STANDARD ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-132948	20-2791397
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4800 North Scottsdale Road
Suite 1400
Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 371-1929

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 24, 2012 (the “Execution Date”), American Standard Energy, Corp. (the “Company”) entered into a purchase and sale agreement (the “Agreement”) with XOG Operating LLC, a Texas limited liability company (“XOG”) and Geronimo Holding Corporation, a Texas corporation (“Geronimo” and together with XOG, the “Sellers”) pursuant to which, upon closing, the Company will acquire approximately 73,000 net acres across the Permian Basin, Eagle Ford shale formation and the Eagle Bine in Texas, the Williston Basin in North Dakota, and the Niobrara shale formation in Wyoming and Nebraska (collectively, the “Properties”) in exchange for the delivery by the Company to the Sellers of $10 million in cash, less the $1.5 million cash deposit previously paid by the Company (“Cash Consideration”), a note in the principal amount of $35,000,000 (the “Note”) made by the Company in favor of Geronimo and 5,000,000 shares (the “Buyer Shares”) of the common stock of the Company (“Common Stock”) (the Cash Consideration, the Note and the Buyer Shares, collectively, the “Consideration”).

The Note shall bear an interest rate of 7% per annum, which shall be increased to 9% per annum upon an event of default, payable on the first business day of each month commencing on June 1, 2012. The Note will have a maturity date of March 21, 2016. The Company may prepay the Note at any time without penalty.

The Agreement provides that if certain defects are found with the Properties or if the Sellers breach any representation or warranty in the Agreement within one year from closing, Sellers shall, at the option of the Company, in its sole and absolute discretion, either (i) provide additional or alternative oil and gas properties, subject to the Company’s applicable due diligence review and acceptance or (ii) for as long as the Note is outstanding, decrease the principal amount of the Note in an amount equal to the loss resulting from such property defect or breach. .

Pursuant to the terms of the Agreement, if at any time within one year of the closing, the Company proposes to prepare and file with the Securities and Exchange Commission a registration statement covering securities of the Company in an underwritten public offering, the Company will provide Sellers with 15 days prior written notice. Upon the written request of Sellers within 5 days thereafter, the Company will include up to 5 million shares of Common Stock held by Sellers in such registration statement.

The purchase and sale of the Properties is subject to certain closing conditions, including obtaining any required releases and consents, the receipt of a fairness opinion from a nationally recognized firm and payment of the Consideration.

The Company is affiliated with XOG and Geronimo and has a working relationship with XOG, a seasoned exploration and production operator based in Midland, Texas. XOG is currently contracted to operate the existing wells currently held by the Company in the Permian Basin region.  Randall Capps has controlling ownership of XOG and Geronimo, and is a member of the Company’s board of directors.  Through his ownership interest in the XOG Group, prior to the closing of the Agreement, Mr. Capps beneficially owns approximately 49% of the Company’s Common Stock and is the largest shareholder of the Company’s Common Stock.  Mr. Capps is also the father-in-law of Scott Feldhacker, the Company’s chief executive officer and a director.

The Agreement and the related transactions were approved by a special committee of the Company’s board of directors comprised solely of disinterested directors pursuant to the Delaware General Corporation Law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2012	AMERICAN STANDARD ENERGY CORP.

	By:	/s/ Richard MacQueen
Richard MacQueen
President